EATON VANCE NATIONAL MUNICIPAL OPPORTUNITIES TRUST

Two International Place Boston, Massachusetts 02110

December 30, 2010

Dear Shareholder:

We are writing to inform you of revisions to the proxy statement for the Eaton Vance National Municipal Opportunities Trust (the "Fund") dated November 23, 2010, which you have already received. The proxy statement relates to the Annual Meeting of Shareholders of the Fund which will be held at the principal office of the Fund, Two International Place, Boston, Massachusetts 02110 on Friday, January 21, 2011 at 2:00 p.m. (Eastern Time). Due to the resignation of one of the Class II Trustees of the Fund who was proposed for election at the Annual Meeting of Shareholders, it is necessary to remove her from consideration for election at this time. Accordingly, any reference to Heidi L. Steiger in the Fund’s proxy statement dated November 23, 2010 is hereby deleted. Additionally, any votes received for Ms. Steiger will not be counted for the purposes of electing Class II Trustees of the Fund at the Annual Meeting of Shareholders on January 21, 2011.

Additionally, on page 4 of the proxy statement, reference to Ms. Steiger as a member of the Fund’s Audit Committee is removed and replaced with Helen Frame Peters, a Class III Trustee of the Fund. On page five of the proxy statement, reference to Ms. Steiger as a member of the Fund’s Compliance Reports and Regulatory Matters and Governance Committees is removed and replaced with William H. Park, a Class II Trustee of the Fund, with respect to the Compliance Report and Regulatory Matters Committee.

We hope that you will be able to attend the meeting. Whether or not you plan to attend and regardless of the number of shares you own, it is important that your shares be represented. I urge you to complete, sign and date the proxy card mailed to you with the proxy statement and return it in the postage-paid envelope mailed to you with the proxy statement as soon as possible to assure that your shares are represented at the meeting.

YOUR VOTE IS IMPORTANT - PLEASE RETURN YOUR PROXY CARD PROMPTLY.

It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend in person, you are requested to complete, sign and return the proxy card as soon as possible. You may withdraw your proxy if you attend the Annual Meeting and desire to vote in person.